Exhibit 1.2

CBL INTERNATIONAL LIMITED

CLASS B ORDINARY SHARES

AMENDMENT NO. 1 TO SALES AGREEMENT

THIS AMENDMENT NO. 1 TO SALES AGREEMENT (this “Amendment”) is dated this 28th day of August, 2026, by and between CBL International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), and A.G.P./Alliance Global Partners, as sales agent (the “Sales Agent”). Capitalized terms not defined herein shall have the meaning as set forth in the Sales Agreement (as defined below).

WHEREAS, the Company entered into that certain sales agreement (as amended, supplemented or otherwise modified from time to time, the “Sales Agreement”) dated as of February 28, 2025, by and between the Company and the Sales Agent;

WHEREAS, on November 26, 2025, the Company’s shareholders approved a re-designation and re-classification of the Company’s authorized share capital into Class A ordinary shares of par value US$0.0001 each and Class B ordinary shares of par value US$0.0001 each (the “Dual-Class Share Structure”);

WHEREAS, on July 20, 2026, the Company also effected a share consolidation (the “Share Consolidation”) at a ratio of one (1)-for-thirteen (13), upon which (i) every thirteen issued and unissued Class A ordinary shares of the Company of par value US$0.0001 each were automatically consolidated into one Class A ordinary share of par value US$0.0013 each (the “Class A Ordinary Shares”) and (ii) every thirteen issued and unissued Class B ordinary shares of the Company of par value US$0.0001 each were automatically consolidated into one Class B ordinary share of par value US$0.0013 each (the “Class B Ordinary Shares”); and

WHEREAS, the Company and the Sales Agent desire to enter into this Amendment in order to amend the Sales Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Sales Agent hereby agree to amend the Sales Agreement as set forth herein.

Section 1. Amendments. Effective as of the date hereof, the Sales Agreement is hereby amended as follows:

1.1 Each reference to the “Ordinary Shares” as originally defined in the Sales Agreement is henceforth replaced with the term “Class B Ordinary Shares” as defined herein and in accordance with the new Dual-Class Share Structure.

Section 2. Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient notice of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company and the Sales Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Amendment or any transaction contemplated hereby.

Section 3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic transmission. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 4. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment.

Section 5. Ratification. Except as specifically amended by this Amendment, the Sales Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. From and after the date of this Amendment, each reference in the Sales Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the Agreement, as the case may be, shall be deemed to refer to the Sales Agreement or such provision as amended by this Amendment, unless the context otherwise requires.

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2

If the foregoing correctly sets forth the understanding between the Company and the Sales Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Sales Agent.

Very truly yours,

CBL INTERNATIONAL LIMITED

By:	/s/ Teck Lim Chia
Name:	Teck Lim Chia
Title:	Chief Executive Officer

ACCEPTED as of the date first-above written:

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas Higgins
Name:	Thomas Higgins
Title:	Managing Director

[Signature Page to Amendment No. 1 to Sales Agreement]